Exhibit 99.1

For Immediate Release
Contact: Bill Davis
Perficient, Inc.
(314) 529-3555
bill.davis@perficient.com

Perficient Acquires Kerdock Consulting

~ Deal Expected To Be Accretive to Cash Earnings Per Share in 2010 ~

St. Louis - March 29, 2010 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired Kerdock Consulting, LLC, an Oracle business intelligence and enterprise performance management consulting firm with approximately $8 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to more than $200 million – with approximately 1,100 consulting, technology, sales and support professionals in 17 markets in North America. The acquisition is expected to be accretive to cash earnings per share in 2010.

 “Kerdock is a well structured transaction that brings a strong team and client roster, strategically important  expertise with the Hyperion stack of enterprise performance management tools and exceptional bill rates and gross margins,” said Jeffrey Davis, Perficient’s chief executive officer and president.  “The acquisition of Kerdock is a great way to restart our acquisition program and we look forward to aggressively pursuing additional acquisition opportunities in 2010.”

“In addition to building upon our existing significant expertise around the Oracle platform, Kerdock brings us access to CFO suites, where enterprise performance management solution purchase decisions are typically made”, said Kathy Henely, Perficient’s chief operating officer.  “Adding and strengthening relationships with CFOs will provide us access to pursue additional opportunities to expand our presence by bringing our full services portfolio to the enterprise.”

The acquisition of Kerdock:

▪	Deepens Perficient's high-end expertise in the high growth enterprise performance management space;

▪	Increases Perficient’s market presence in Houston, a large and growing market for enterprise technology services;

▪	Adds nearly 45 consulting, technology, sales and support professionals;

▪	Adds client relationships with enterprise customers including: Ashmore Energy, CardTronics, Continental Airlines, Rice University, Texas Children’s Hospital, Parker Drilling and many more; and

▪	Presents the opportunity to utilize Perficient’s geographic footprint and client relationships to provide additional opportunities for Kerdock’s solution offerings.

“Joining Perficient provides a real opportunity to accelerate the success and momentum of our business,” said Emil Fernandez, Kerdock’s chief executive officer. “This is the beginning of our opportunity to do something much bigger with our solutions and services portfolio.”

Fernandez will join Perficient in a key leadership role, serving as the General Manager of Perficient’s Oracle Enterprise Performance Management (EPM) business unit, reporting directly to Don Kasica, Perficient’s Vice-President of Field Operations, West.

The consideration paid in the transaction is approximately $6 million assuming the full earnout is achieved and excluding transaction costs, and includes $3.4 million in cash and approximately $2.6 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock on the close date in reporting the value of the stock consideration paid in the acquisition.

DecisionPoint International served as an advisor to Perficient on the transaction.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

About Kerdock
Kerdock Consulting is one of the fastest growing companies in Houston and the region's leading systems integrator for Oracle performance management and e-business.

Kerdock has achieved its regional leadership position by forging a reputation for excellent customer service, while offering its customers a complete performance system solution – Certified Oracle Software Licensing, Certified Oracle Training and Certified Oracle Systems Integration Services.

For more information on Oracle Training at Houston Galleria Training Center, please visit the Oracle Web site at www.oracle.com.  Copies of previous Kerdock press releases and Kerdock solution information are available on the Kerdock Web site at www.kerdock.com.  Oracle and the Oracle logo are trademarks or registered trademarks of Oracle Corporation.  Kerdock and the Kerdock logo are trademarks or registered trademarks of Kerdock Consulting.  All other names are trademarks or registered trademarks of their respective companies.

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Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2010.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.